EXHIBIT 15
Allstate Life Insurance Company
3075 Sanders Road
Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended March 31, 2016 and 2015, as indicated in our report dated May 6, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-199259	333-102934
333-199260	333-114560
333-199262	333-114561
333-199264	333-114562
333-199265	333-121687
333-199266	333-121691
333-199796	333-121692
333-199797	333-121693
333-200095	333-121695
333-200098
333-200099
333-202202

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 6, 2016